Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
KOS REPORTS CONTINUED DOUBLE DIGIT INCREASE IN REVENUE, FINANCIAL
RESULTS IN LINE WITH GUIDANCE AND AUTHORIZATION FOR UP TO 7 MILLION
SHARE STOCK REPURCHASE PROGRAM
First Quarter 2006 Financial Highlights+
•	Revenue increased 11% to $170.8 million; excluding the impact of IMAs, revenue increased 29% to $197.2 million

•	Net loss was $2.7 million or $0.06 per share; excluding the impact of IMAs and stock-based compensation expense relating to FAS 123R, net income was $13.9 million, or $0.28 per share

•	Generated approximately $18.7 million in cash from operations, total cash and marketable securities balance increased to $437.8 million with no debt outstanding
Recent Operational Highlights
•	Announced a strategic license agreement with a subsidiary of SkyePharma PLC, for the US rights to Flutiform™ for the treatment of asthma and COPD

•	Both Simcor ™* (Niaspan®/simvastatin) Phase III clinical trials now fully enrolled, Simcor on track for NDA filing in 2007

•	Optimized Niaspan modified formulation (MF) top line data announced, submission of sNDA expected in third quarter 2006
+Attached is a reconciliation of GAAP to Non-GAAP calculations.
     CRANBURY, NJ, May 9, 2006 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the first quarter ended March 31, 2006.
     For the first quarter of 2006, reported revenue increased 11% (despite the impact of previously announced inventory management agreements, or IMAs) to $170.8 million, up from $153.3 million for the first quarter of 2005. Adjusted for the reduction in wholesaler inventories of approximately $26.4 million, revenues would have been $197.2 million, an increase of 29% over the same period one year ago.
     In line with previously announced guidance, the Company reported a net loss for the first quarter of 2006 of $2.7 million, or $0.06 per share. Excluding IMAs and the accounting charge for share-based compensation required by FAS 123R, which was adopted this quarter, adjusted net income for the first quarter was $13.9 million or $0.28 per share as compared to net income and earnings per share of $28.2 million and $0.62 (as adjusted for certain one-time items), respectively, during the 2005 quarter. Kos generated approximately $18.7 million in cash from operations in the first quarter of 2006, the 15th consecutive quarter of cash generation and the Company had $437.8 million in cash and marketable securities and no debt outstanding as of quarter-end.
     Excluding a $17.7 million reduction in wholesaler inventories relative to IMAs, revenues for the Company’s cholesterol products, Niaspan® and Advicor®, increased 15% during the first quarter of 2006 to $142.6 million as compared to $123.7 million reported during the same period in 2005. Moreover, the cholesterol franchise realized a 6% increase in total prescriptions and a 7% increase in unit volume, versus the first quarter of 2005.
* Registration pending
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Kos Pharmaceuticals, Inc.	Page 2
     Revenues for Kos’ hypertension portfolio, comprised of Teveten®, Teveten HCT and Cardizem®LA, totaled $31.6 million, excluding a $1.6 million reduction in wholesaler inventories relative to the IMAs. Cardizem LA total prescriptions and unit volume grew 8% and 11%, respectively, versus the first quarter of 2005.
     Excluding a $7.1 million reduction in wholesaler inventories relative to the IMAs, Azmacort® first quarter revenues were $22.9 million, as compared to $29.6 million reported during the first quarter of 2005. Total Azmacort prescriptions declined 13% versus the first quarter of 2005 in the overall market, but have returned to growth among Kos’ target physicians.
     “As we previously indicated during our 2005 year-end conference call, 2006 is an exciting year of transition, which will include measured strategic investments for future organic sales growth,” said Adrian Adams, President and Chief Executive Officer. “I am pleased to report that in spite of the impact on first quarter results caused by the signing of inventory management agreements, higher royalty rates and certain new accounting requirements, record investments in our Phase III research and development programs were made in support of our expanding pipeline.” He continued, “as evidenced by yesterday’s announcement, we intend to continue to build upon the success of our corporate development and licensing activities by evaluating opportunities which fit strategically within our core capabilities. The transaction with SkyePharma’s subsidiary for Flutiform™ provides a potentially sizeable partner product for Azmacort, and upon launch, should serve a large and growing therapeutic category for many years to come.”
     The Company also achieved several other milestones during the current quarter, principally within the R&D area. Specifically, the new optimized Niaspan MF showed a statistically significant (p<.0001) reduction in the severity of flushing (by 42%), and in the duration of flushing (by 43%). The supplemental new drug application (sNDA) should be filed during the third quarter of 2006 ahead of a projected launch of this formulation in the first quarter of 2007, together with a planned new range of Niaspan products. Results from the ARBITER 3 study have been submitted for publication. This study supports the growing body of clinical evidence that demonstrates that adding Niaspan to a statin can reduce the progression of atherosclerosis. Enrollment has now been completed in both pivotal Phase III trials intended to support the development of a new fixed dose combination of Niaspan with simvastatin, known as Simcor™. Results from these trials should be available at the end of 2006 and the product remains on track for NDA submission in the first half of 2007, with projected launch one year later. Also, the Niaspan/lovastatin ICPOP study, the first of two Phase III studies designed to support potential approval in intermittent claudication, a market with huge unmet need, has been fully recruited and data is expected later this year. Finally, the Company received FDA approval for the strategically important 1000/40 formulation of Advicor in addition to an approvable letter from the UK Commission on Human Medicines for Advicor.
     The Company’s Board of Directors also approved a share repurchase program which authorizes the purchase of up to 7 million shares of the Company’s Common Stock (the “Shares”) through open market purchases (including through Rule 10b5-1 plans) and privately negotiated transactions, at times and in such amounts as management deems appropriate. Commented Mr. Adams, “We are proud of our financial and operational performance over the past several years and we approach the future with great confidence. We are in the strongest financial position in our history and with a continued favorable earnings and cash flow outlook, we believe that we have the financial flexibility to return value to shareholders and optimize our capital structure even as we continue to make investments in our business to drive future growth.” The timing and actual number of Shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. Shares acquired through the share repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans. The share repurchase program does not have an expiration date and may be limited, terminated or extended at any time without prior notice.
     In connection with the Board’s approval of the share repurchase program, the Company has agreed to borrow $30 million under its existing Revolving Credit and Loan Agreement (the “Loan Agreement”) dated as of December 19, 2002, with Mary Jaharis as transferee of Michael Jaharis (the “Lender”) on or before June 30, 2006, the proceeds of which shall be used to repurchase Shares. Under the Loan Agreement, the repurchase of Shares by the Company or the issuance of additional debt or equity securities by the Company requires the
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Kos Pharmaceuticals, Inc.	Page 3
consent of the Lender. In this connection, the Lender has consented to the repurchase of shares under the share repurchase program and has also given her consent (effective through July 31, 2006) to the Company to enter into additional third party financing agreements, the proceeds of which would be used in connection with the share repurchase program. The Company has made no current determination to enter into any such third party agreement or agreements. The Company and the Lender have also agreed to amend the terms of the Loan Agreement to change the rate of interest on loans thereunder from the prime rate (currently 7.75%) to a rate equal to 30 day LIBOR plus 160 basis points (currently approximately 6.68%). The Loan Agreement also provides for the issuance of a non-detachable warrant (the “warrant”) to the Lender to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price to be determined based upon the average of the closing bid prices for the Company’s Common Stock as reported on NASDAQ for the thirty trading days immediately preceding the first advance under the Loan Agreement. The parties have agreed to amend the terms of the warrant to provide that the exercise price of the warrant will be the higher of (a) the closing bid price of the Company’s Common Stock as reported on NASDAQ on May 12, 2006 and (b) the average of the closing bid prices for the Company’s Common Stock as reported on NASDAQ for the thirty trading days immediately preceding May 12, 2006. The number of shares subject to the warrant will be reduced from 1,000,000 shares to the number of shares obtained by dividing $30 million by the exercise price.
     Kos’ senior management will host a conference call today at 8:30 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. Those who cannot access the webcast can participate via telephone by calling 913-981-4911, confirmation code 4675328. A replay will also be available on the website at www.kospharm.com or by calling 888-203-1112 domestic or international, and entering 4675328 from 2:00 p.m ET today until 12:00 a.m. ET on Friday, May 12, 2006. Financial information to be discussed during the conference call is located on Kos’ website in the Investor Relations section.
     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, Azmacort for the treatment of asthma, Cardizem LA for the treatment of hypertension and angina, and Teveten and TevetenHCT for the treatment of hypertension. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
     Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings, achieve its financial projections for 2006 and 2007, continue to grow sales of Niaspan, Advicor, Azmacort, Cardizem LA, and Teveten/Teveten HCT, the Company’s ability to develop or acquire additional products, the Company’s ability to successfully commercialize and develop the products acquired through its strategic alliances, the Company’s ability to successfully develop and launch newly formulated Niaspan products, the Company’s increased expectations regarding revenue, profit growth, operating margins and earnings per share in future periods, the Company’s ability to make measured investments for growth, the Company’s expectations regarding expected filing dates for NDA’s and sNDA’s, the Company’s expectations regarding the impact of certain non-recurring and transitional items, including the signing of inventory management agreements, the Company’s expectations regarding the launch dates for Simcor, and a modified formulation of Niaspan, the Company’s anticipated reduction in wholesale inventory levels and impact of such reduction on earnings, the anticipated repurchase of shares of the Company’s Common Stock, the Company’s reduction of royalty expenses in future periods, and the Company’s ability to continue to generate
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Kos Pharmaceuticals, Inc.	Page 4
cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired and licensed products, the ability to build awareness for Niaspan, Advicor, Azmacort, Cardizem LA, and Teveten/Teveten HCT within the medical community, the continued success of the alliances with Takeda, Merck KGaA, Oryx, Arisaph, Barr, Biovail, Jerini and Jagotec, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to increase the size of its sales force and to attract and retain sales professionals and ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company’s and its licensor’s ability to achieve regulatory approvals for products under development in a timely manner, such as the modified formulation of Niaspan, Simcor, Flutiform and others, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, fluctuating buying patterns by the Company’s wholesalers and distributors, the adequacy of the Company’s reserves for income taxes, the Company’s ability to maintain coverage of its products by government agencies and the effects of the potential loss of such coverage with such agencies, such as the Centers for Medicare and Medicaid Services, the Company’s ability to repurchase shares of its Common Stock on terms and conditions acceptable to the Company, if at all, or within the period of the Lender’s consent, the outcome of the OIG investigations, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and in other reports filed with the SEC. All information in this press release is as of May 9, 2006 and the Company undertakes no duty to update this information.

Contacts:	Kos Pharmaceuticals, Inc.
	John J. Howarth	Nichol Harber
	Vice President, Investor Relations	Senior Manager, Investor Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527
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Kos Pharmaceuticals, Inc.	Page 5
Kos Pharmaceuticals, Inc. and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$170,774	$153,290
Cost of Sales	23,035	10,850

	147,739	142,440

Operating Expenses:
Research and development	34,700	25,296	(I)
Selling, general and administrative	122,075	78,014

Total operating expenses	156,775	103,310

Income/(Loss) from Operations	(9,036)	39,130

Interest and Other Income	(4,585)	(1,229)

Provision for/(Benefit from) Income Taxes	(1,785)	14,035

Net Income/(Loss)	$(2,666)	$26,324

Net Income/(Loss) per Share:

Basic	$(0.06)	$0.65

Diluted	(0.06)	0.58	(II)

Shares Used in Computing Net Income/(Loss) per Share:

Basic	46,957	40,255

Diluted	46,957	46,013

	Three Months Ended March 31,
	2006		2005
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited)
Reconciliation of Reported Net Income/(Loss) to Adjusted Net Income
(in thousands, except per share data)

Net Income/(Loss), as reported	$(2,666)	$(0.06)	$26,324	$0.58
Adjustments to Reported Net Income/(Loss):
Reduction in wholesaler inventories due to IMAs	9,908	0.20	—	—
Shared-based compensation expense under employee incentive plans	6,627	0.14	—	—
Write-off of generic Niaspan inventory	—	—	837	0.02
Write-off of investment in Arisaph	—	—	2,500	0.05
Benefit from R&D tax credits	—	—	(2,095)	(0.05)
Other	—	—	605	0.02

Net Income, as adjusted	$13,869	$0.28	$28,171	$0.62

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Kos Pharmaceuticals, Inc.	Page 6

	March 31,	December 31,
	2006	2005
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$435,272	$412,736
Marketable Securities	2,537	—
Accounts Receivable, net	90,156	111,652
Deferred Tax Asset, current	38,350	36,775
Other Current Assets	46,051	41,303
Fixed Assets, net of depreciation	31,903	28,745
Deferred Tax Asset, non-current	34,416	29,490
Intangible Assets	223,093	230,830
Other Assets	18,905	18,223

Total assets	$920,683	$909,754

Current liabilities	$199,384	$210,273
Long-term liabilities	21,002	21,122
Shareholders’ Equity	700,297	678,359

Total liabilities and shareholders’ equity	$920,683	$909,754

Notes:

(I)	Includes a $4 million write-off associated with an equity investment in Arisaph Pharmaceuticals, Inc.

(II)	Calculation of fully diluted EPS for the quarter ended March 31, 2005, reflects net income excluding $258,000 in interest expense associated with the Company’s convertible credit facilities.
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